Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CPI INTERMEDIATE HOLDINGS, INC.
It is hereby certified that the date of the filing of the original Certificate of Incorporation of CPI Intermediate Holdings, Inc. (the “Corporation”) with the Secretary of State of the State of Delaware was June 26, 2017. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
FIRST:        The name of the Corporation is CPI Intermediate Holdings, Inc.
SECOND:    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as it now exists or may hereafter be amended and supplemented.
FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 2,000 shares, having a par value of $0.01 per share.
FIFTH:    The name and mailing address of the incorporator is:
McCaully Patch
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
SIXTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH    From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Seventh.
EIGHTH:    In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation (the “By-Laws”), without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
[Signature Page to Follow]

I, THE UNDERSIGNED, being the duly elected Vice President, Secretary and Treasurer of the Corporation, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of July, 2017.
/s/ Robert Aikman
Robert Aikman
Vice President, Secretary & Treasurer

[Signature Page to Amended & Restated Certificate of Incorporation of CPI Intermediate Holdings, Inc.]